UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 9, 2017

Date of Report (Date of earliest event reported)

CACHET FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18671 Lake Drive East dellFive Business Park G Minneapolis, MN	55317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 698-6980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On March 10, 2017, Cachet Financial Solutions, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC (“Representative”), as underwriter and representative of the several underwriters named in Schedule A of the Underwriting Agreement (the “Underwriters”). Pursuant to the terms of the Underwriting Agreement, the Company has agreed to (i) issue and sell to the Underwriters an aggregate of 2,333,334 shares (the “Firm Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”) at a discounted price of $4.185 per share; (ii) grant to the Underwriters an option to purchase up to an additional 350,000 shares of Common Stock (the “Optional Shares”, and together with the Firm Shares, the “Shares”) at the same price per share; and (iii) issue and sell a warrant to the Representative to purchase 70,000 shares of Common Stock at an exercise price of $4.95 per share.

The Shares will be issued pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-215650), which was filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC on March 10, 2017.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. For a more detailed description of the Underwriting Agreement, see the disclosure under the section titled “Underwriting” contained in the Registration Statement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed on a Current Report on Form 8-K on February 13, 2017, on February 9, 2017, the Company’s stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of its outstanding shares of Common Stock, with the ratio to be set within a range of 1:01 to 1:04 as determined by the Company’s Board of Directors in its sole discretion (the “Reverse Stock Split”). On March 6, 2017, the Pricing Committee of the Company’s Board of Directors fixed the Reverse Stock Split ratio at 1:1.5.

On March 9, 2017, we filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference. The Reverse Stock Split became effective as of 4:15 p.m. Eastern Time on March 9, 2017.

Item 8.01 Other Events.

On March 10, 2017, we issued a press release announcing (i) the pricing of an underwritten public offering of the Shares at a public offering price of $4.50 per share (the “Offering”), (ii) the Reverse Stock Split and (iii) the approval of the listing of the Company’s common stock on the Nasdaq Capital Market. Trading on the Nasdaq Capital Market under the symbol “CAFN” commenced on March 10, 2017.

The Company estimates that the net proceeds from the Offering will be approximately $9,256,234, calculated based on gross proceeds of $10,500,000 received by the Company and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering to repay an aggregate of $1,907,500 of outstanding indebtedness owed to several entities and for working capital and other general corporate purposes.

Simultaneously with the closing of the Offering, FLMM Ltd. and two of the Company’s directors, James L. Davis and Michael J. Hanson, intend to convert $3,040,000 of the aggregate principal balance of convertible notes held by them into 844,446 shares of Common Stock at a conversion price equal to 80% of the public offering price, or $3.60 per share.

Upon the closing of the Offering, 1,414,355 shares of the Company’s Common Stock will be issuable upon the automatic conversion of the Company’s Series C Convertible Preferred Stock as of December 31, 2016 at conversion price equal to $3.60 per share, and the Company intends to exercise its option to convert approximately $10.1 million of the aggregate principal balance of certain convertible notes into 2,799,715 shares of the Company’s Common Stock as of December 31, 2016 at a conversion price equal to 80% of the public offering price, or $3.60 per share.

Immediately after the closing of the Offering and the conversions of the convertible notes referenced above, we estimate that our long-term indebtedness will decrease from approximately $12.5 million to approximately $1.0 million as of December 31, 2016 and our total shareholders’ equity (deficit) will increase from approximately $(15.8 million) to $8.8 million as of December 31, 2016.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. Further information on the terms of the Offering can be found on the Registration Statement.

Item 9.01 Financial Statements and Exhibits.

1.1	Underwriting Agreement, dated March 10, 2017, by and between Cachet Financial Solutions, Inc. and Lake Street Capital Markets, LLC, as underwriter and representative of the several underwriters named in Schedule A

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 9, 2017

99.1	Press Release, dated March 10, 2017, issued by Cachet Financial Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 13, 2017

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Bryan Meier
Bryan Meier
Chief Financial Officer